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                                                         FMC Corporation
                                                        Quarterly Report
                                                        on Form 10-Q for
                                                          March 31, 2001

Exhibit 11  Statement re:
            -------------
            Computation of Diluted Earnings Per Share (Unaudited)
            -----------------------------------------------------
            (In thousands, except per share data)
            -------------------------------------


                                                        Three Months
                                                       Ended March 31
                                                      ----------------
                                                      2001        2000
                                                      ----        ----
Earnings:
  Net income (loss)                                 $(26,541)    $32,806
                                                    ========     =======

Shares:
  Weighted average number of shares of
   common stock outstanding                           30,824      30,358
  Weighted average additional shares assuming
   conversion of stock options (1)                         -         937
                                                    --------     -------
    Shares - diluted basis                            30,824      31,295
                                                    ========     =======

Diluted earnings (loss) per share                   $  (0.86)    $  1.05
                                                    ========     =======


(1) The weighted average additional shares of 1,359 for the three months ended March 31, 2001, assuming conversion of stock options, were not included in the computation of diluted earnings per share as their effect would be antidilutive.